Exhibit 15.1

January 25, 2016

To the Board of Directors and Shareholders of L Brands, Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-000000) and related Prospectus of L Brands, Inc. for the registration of $1 billion Exchange Senior Notes due 2035 of our reports dated June 5, 2015, September 4, 2015 and December 4, 2015 relating to the unaudited consolidated interim financial statements of L Brands, Inc. and its subsidiaries included in the Form 10-Qs for the quarters ended May 2, 2015, August 1, 2015 and October 31, 2015.

/s/ Ernst & Young LLP

Columbus, Ohio